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                                                    WRIGHT MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

                                                                  (in thousands, except ratios)
                                                                           (unaudited)



                                                          Six Months Ended          Year Ended      Year Ended      Year Ended
                                                  ------------------------------
                                                  June 30, 1997   June 30, 1996    Dec. 31, 1996   Dec. 31, 1995   Dec. 31, 1994
                                                  -------------   --------------   -------------   -------------   -------------

Earnings:
  Loss before income taxes                        $     (7,103)   $      (2,973)   $    (14,589)   $     (4,873)   $    (57,261)
  Add back: Interest expense                             5,622            5,249          10,718          10,899           9,311
            Amortization of debt issuance cost             693              702           1,361           1,036             829
            Portion of rent expense
               representative of interest factor           246              238             459             451             349
                                                  -------------    -------------   -------------  --------------   -------------

  Earnings (loss) as adjusted                     $       (542)   $       3,216    $     (2,051)  $       7,513    $    (46,772)
                                                  =============   ==============   =============  ==============   =============

Fixed charges:
  Interest expense                                $      5,622    $       5,249    $     10,718   $      10,899    $      9,311
  Amortization of debt issuance cost                       693              702           1,361           1,036             829
  Portion of rent expense representative
      of interest factor                                   246              238             459             451             349
                                                  -------------   --------------   -------------  --------------   -------------

                                                  $      6,561    $       6,189    $     12,538   $      12,386    $     10,489
                                                  =============   ==============   =============  ==============   =============

Preferred dividends                               $      7,484    $      11,518    $     14,251   $      16,863    $      3,997
Accretion of preferred stock                             3,229            5,208           6,458           4,573             394
                                                  -------------   --------------   -------------  --------------   -------------

                                                  $     10,713    $      16,726    $     20,709   $      21,436    $      4,391
                                                  =============   ==============   =============  ==============   =============


Ratio of earnings to fixed charges                          (a)              (a)             (a)             (a)             (a)
                                                  =============   ==============   =============  ==============   =============

Ratio of earnings to fixed charges, preferred
  dividends and accretion of preferred stock                (b)              (b)             (b)             (b)             (b)
                                                  =============   ==============   =============  ==============   =============




(a) Earnings were inadequate to cover fixed charges by $7.1 million, $3.0 million, $14.6 million, $4.9 million and $57.3 million, respectively, for the six months ended June 30, 1997 and June 30, 1996, for the years ended December 31, 1996, December 31, 1995, and December 31, 1994.

(b) Earnings were inadequate to cover fixed charges, preferred dividends and accretion of preferred stock by $17.8 million, $19.7 million, $35.3 million, $26.3 million and $61.7 million, respectively, for the six months ended June 30, 1997 and June 30, 1996, for the years ended December 31, 1996, December 31, 1995 and December 31, 1994. Certain of the preferred dividends are, at the option of the Company, payable in kind.




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